Exhibit 99.03
[LEXAR LETTERHEAD]
January 16, 2006
Brian McGee
[Address]
Dear Brian:
This letter modifies the “Offer Letter” between you and Lexar Media dated April 21, 2003(the “Letter”). In exchange for your agreement to transition to the role of VP, Corporate Development, we have agreed to the following addition to the Letter as set forth below:
New language to be inserted after section five of the Letter:
6. PAYMENTS AND BENEFITS AFTER TERMINATION BEFORE AUGUST 1, 2006
Following (i) involuntary termination by LEXAR MEDIA other than for Cause prior to August 1, 2006, or (ii) your voluntary resignation between May 1 2006 and August 1, 2006 you will receive:
(a)	Your base salary in effect at the time of such termination continued for six (6) months;

(b)	Medical insurance and life insurance at the levels in effect at the time of such termination for six (6) months;

(c)	Your annual target bonus of forty (40) percent of your salary pro-rated for six months (ie, 6/12 of your annual target bonus);

(d)	Your initial stock option grant dated May 20, 2003 shall become fully vested and exercisable;

(e)	No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation;
For the period through August 1, 2006, the benefits described in this section supersede those listed in section 5 above.
Notwithstanding any provisions in this Section 6 to the contrary, you shall not be entitled to the payments and benefits under Section 6 above unless you (i) have executed a general release (in a form prescribed by LEXAR MEDIA) of all known and unknown claims that you may then have against LEXAR MEDIA or persons affiliated with LEXAR MEDIA and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

The capitalized terms herein have the respective meanings given to them in the Letter. Except as expressly modified by this amendment, all other terms and conditions of the Letter shall remain in full force and effect.
Please indicate your agreement to this change by signing below.
Sincerely,
/s/ Eric Stang
Eric Stang
Chairman, President, and CEO
I accept this modification of the terms of the Agreement.

/s/ Brian McGee

Brian McGee	Date January 16, 2006